Exhibit 4.1

[Face of Security]

FEDERAL REALTY INVESTMENT TRUST

3.20% Note due 2029

CUSIP No. 313747 AZ0	$300,000,000

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITORY”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR.

THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $2,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS THEREOF.

FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (herein referred to as the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns the principal sum of Three Hundred Million Dollars ($300,000,000) on June 15, 2029 (the “Stated Maturity Date”) or the date fixed for earlier redemption (the “Redemption Date,” and together with the Stated Maturity Date with respect to principal repayable on such date, the “Maturity Date”), and to pay interest on the outstanding principal amount thereof from June 7, 2019 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15 in each year (each, an “Interest Payment Date”), commencing December 15, 2019, at the rate of 3.20% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be on June 1 and December 1 (whether or not a Business Day, as defined below), as the case may be, next preceding such Interest Payment Date at the office or agency of the Company maintained for such purpose; provided, however, that such interest may be paid, at the Company’s option, by mailing a check to such Holder at its registered address or by transfer of funds to an account maintained by such Holder within the United States. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee referred to on the reverse hereof, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of this Note payable on the Stated Maturity Date or the principal of, premium, if any, and, if the Redemption Date is not an Interest Payment Date, interest on this Note payable on the Redemption Date will be paid against presentation of this Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including June 7, 2019, if no interest has been paid on this Note) to but excluding such Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, principal, premium, if any, and/or interest payable with respect to such Interest Payment Date or Maturity Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity Date, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, on which banks in The City of New York and the City of Charlotte, State of North Carolina, are not required or authorized by law or executive order to close.

All payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June     , 2019

FEDERAL REALTY INVESTMENT TRUST

By:
Donald C. Wood
Trustee

By:
Daniel Guglielmone
Executive Vice President-Chief Financial Officer and Treasurer

Attest:
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is the Note of the series designated therein referred to in the within-mentioned Indenture.

Dated: June     , 2019

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Reverse of Security]

FEDERAL REALTY INVESTMENT TRUST

3.20% Note due 2029

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 1, 1998 (herein called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the duly authorized series of Securities designated as “3.20% Notes due 2029” (collectively, the “Notes”), and the aggregate principal amount of the Notes to be issued under such series is limited to $300,000,000 as of the date hereof (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of other Notes). The Company may, without the consent of the Holders of any Securities, create and issue additional notes in the future having the same terms other than the date of original issuance, the issue price and the date on which interest begins to accrue so as to form a single series with the Notes. The Notes are the unsecured and unsubordinated obligations of the Company and rank equally with all existing and future unsecured and unsubordinated indebtedness of the Company. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If an Event of Default, as defined herein, shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

As used herein:

“Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)    default in the payment of any interest upon or any Additional Amounts payable in respect of the Notes when such interest or Additional Amounts becomes due and payable, and continuance of such default for a period of 30 days;

(2)    default in the payment of the principal of (or premium, if any, on) the Notes when it becomes due and payable at its Maturity;

(3)    default in the deposit of any sinking fund payment, when and as due by the terms of the Notes;

(4)    default in the performance, or a breach, of any covenant or agreement by the Company under the Indenture (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this definition of Event of Default specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(5)    default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including obligations under leases required to be reflected on the balance sheet of the lessee as financing lease liabilities under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to one or more properties) in an aggregate principal amount in excess of $50,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including such leases but not including such indebtedness or obligations for which recourse is limited to one or more properties) in an aggregate principal amount in excess of $50,000,000 by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled;

(6)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)    is for relief against the Company or any Significant Subsidiary in an involuntary case,

(b)    appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of either of its property, or

(c)    orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 90 days; or

(7)    the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)    commences a voluntary case or proceeding,

(b)    consents to the entry of an order for relief against it in an involuntary case or proceeding,

(c)    consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(d)    makes a general assignment for the benefit of its creditors.

The defeasance and covenant defeasance provisions of the Indenture apply to the Notes. The Notes will not be entitled to the benefits of any sinking fund.

The Notes are subject to redemption at any time, in whole or in part, at the election of the Company, at a redemption price equal to (x) if the Notes are redeemed before March 15, 2029 (the “Par Call Date”), the greater of (1) 100% of the principal amount of the Notes being redeemed, or (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of such payments of interest accrued as of the Redemption Date) on the Notes to be redeemed, assuming that such Notes matured on, and that interest on such Notes was payable on, the Par Call Date, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points (twenty one-hundredths of one percent) plus, in each case, accrued interest thereon to, but excluding, the Redemption Date or (y) if the Notes are redeemed on or after the Par Call Date, 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date; provided, however, that installments of interest on this Note whose Stated Maturity Date is on or prior to such Redemption Date will be payable to the Holder of this Note, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

As used herein:

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming for this purpose that such Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer quotations, the average of all such Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means a Primary Treasury Dealer selected by each of (1) BofA Securities, Inc., Jefferies LLC and U.S. Bancorp Investments, Inc. and their respective successors; provided, however, that if any Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (2) any two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption of the Notes will be given by mail to Holders of Securities, not less than 15 nor more than 60 days prior to the Redemption Date, all as provided in the Indenture.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities, on behalf of the Holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount, in certain instances, of the Outstanding Securities of any series to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form

10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (1) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided, however, that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on the Company’s consolidated balance sheet shall be deducted from Debt and from Total Assets.

Furthermore, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on an unaudited pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that: (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its

Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such unaudited pro forma calculation.

Furthermore, the Company and its Subsidiaries taken as a whole, will, at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate outstanding principal amount of the unsecured Debt of the Company and its Subsidiaries, taken as a whole.

As used herein,

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Debt Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock (as defined below).

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Funds from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for interest on Debt of the Company and its Subsidiaries.

“Debt” means any indebtedness of the Company, or any Subsidiary, whether or not contingent, in respect of (without duplication) (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the

Company’s consolidated balance sheet as a financing lease liability in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which the Company is a party and has assigned its interest, provided that such assignee of the Company is not in default of any amounts due and owing under such leases), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Notes.

“Funds from Operations” for any period means income available to common shareholders before depreciation and amortization of real estate assets and before extraordinary items less gain on sale of real estate.

“Total Assets” as of any date means the sum of (i) the Company’s and its Subsidiaries’ Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding goodwill).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets and finance lease right of use assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unencumbered Total Asset Value” as of any date means the sum of (i) those Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (ii) all other assets of the Company and each of its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest; provided, however, that in determining Unencumbered Total Asset Value for purposes of the covenant relating to the maintenance of Unencumbered Total Asset Value, all investments by the Company and any of the Company’s subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities accounted for financial reporting purposes using the equity method of accounting in accordance with U.S. generally accepted accounting principles shall be excluded from Unencumbered Total Asset Value.

Furthermore, the Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by applicable law, and the Company will from time to time deliver to the Administrative Agent (as such term is defined in the Credit Agreement, dated as of July 7, 2011, between the Company and the various financial institutions named therein, as amended), upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of this Note is registrable in the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein and herein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State.